Exhibit 99.1

The Timken Company
Media Contact: Jeff Dafler
Manager — Global Media &
Government Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
jeff.dafler@timken.com
Investor Contact: Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE
Timken Reports 2007 Results,
Strong Outlook for 2008
•	Operating performance improves despite automotive weakness, higher costs

•	Global industrial demand remains strong
     CANTON, Ohio — Jan. 31, 2008 — The Timken Company (NYSE: TKR) today reported sales of $5.2 billion for 2007, an increase of 5 percent from a year ago. Strong sales in industrial markets and the favorable impact of currency were partially offset by the impact of the strategic divestment of the company’s automotive steering and European steel tube manufacturing operations. The company achieved income from continuing operations of $219.4 million, or $2.29 per diluted share, up from $176.4 million, or $1.87 per diluted share, in 2006.
     Excluding special items, income from continuing operations increased 15 percent to $229.9 million or $2.40 per diluted share in 2007, compared to $200.8 million or $2.13 per diluted share in the prior year. Special items, net of tax, totaled $10.5 million of expense in 2007 compared to $24.4 million in 2006. These special items included losses on divestitures and charges related to restructuring, rationalization and impairment, which were partially offset by disbursements received under the Continued Dumping and Subsidy Offset Act (CDSOA) and favorable tax adjustments.
     “Our financial results for 2007 reflect the strength of industrial markets and the progress we made on initiatives to shift our portfolio to markets where we can create greater shareholder value,” said James W. Griffith, Timken’s president and chief executive officer. “We expect to see continued strong demand for our products and are committed to achieving improved financial performance through a combination of better execution and portfolio management.”
     During 2007, the company took actions to drive further growth in key market sectors while improving operational performance.
•	Timken made progress in shifting its portfolio toward key growth markets, including Asia, aerospace, distribution, energy and heavy industries. Examples include:
•	Significant capacity expansion over the past two years in China, India, Romania and the United States to meet growing demand for large-bore and aerospace bearings;

•	The acquisition of the assets of The Purdy Corp. for $200 million, expanding the company’s range of gearbox manufacturing and repair to serve the aerospace industry;

•	Establishment of a joint venture in China to manufacture ultra-large-bore bearings for the growing Chinese wind energy market;

•	Closure of steel tube manufacturing operations in Desford, England; and

•	Advancement of restructuring initiatives within the company’s bearing operations, including closure of its manufacturing facility in Clinton, S.C.
•	Timken commissioned a new induction heat-treat line focused on steel products for the energy and industrial sectors and began building a $60 million expansion for special small-bar steel capabilities that will give the company one of the broadest ranges of super-clean alloy steel bars in North America.

•	The company realigned operations under two major business groups, the Bearings and Power Transmission Group and the Steel Group, to improve execution and accelerate profitable growth.

The Timken Company

•	The company completed the first major U.S. implementation of Project O.N.E., a program designed to improve enterprise-wide business processes and systems. Over the next year, the company will complete the next phase of the rollout, covering most of its remaining operations.
Fourth-Quarter Results
     For the quarter ended Dec. 31, 2007, sales were $1.3 billion, an increase of 9 percent from a year ago. Strong sales in industrial markets were partially offset by the impact of the company’s strategic divestments.
     Income from continuing operations per diluted share was $0.50 in the fourth quarter of 2007 compared to $0.17 in the same period a year ago. The company’s performance benefited from higher volume and improved pricing, which were partially offset by higher raw-material, manufacturing and logistics costs.
     Special items, net of tax, in the fourth quarter of 2007 totaled $0.8 million of expense, compared to $5.5 million in the same period a year ago and included losses on divestitures and charges related to restructuring, rationalization and impairment, partially offset by disbursements received under CDSOA. Excluding these items, income from continuing operations per diluted share in the fourth quarter of 2007 was $0.51, compared to $0.23 during the same period in 2006.
     Total debt was $723.2 million as of Dec. 31, 2007, or 26.9 percent of capital. Net debt at Dec. 31, 2007, was $693.0 million, or 26.1 percent of capital, compared to $496.8 million, or 25.2 percent, as of Dec. 31, 2006. The increase in net debt was due primarily to the Purdy aerospace acquisition in the fourth quarter of 2007, higher working capital requirements driven by strong demand and increased capital expenditures in support of growth initiatives.
     In the fourth quarter of 2007 the company implemented a change to its management structure and now operates under two major business groups, the Steel Group and the Bearings and Power Transmission Group, which includes three segments — Mobile Industries, Process Industries and Aerospace & Defense. Beginning with the first quarter of 2008, the company will report its financial results

The Timken Company

under the new structure and reclassify its prior-period segmentation accordingly. Financial reporting under the previous segmentation (Industrial, Automotive and Steel) was used throughout the fourth quarter of 2007.
Industrial Group Results
     Sales for the Industrial Group reached a record $2.3 billion in 2007, up 11 percent from the prior year. The increase was driven primarily by favorable pricing, currency and strong demand. The group’s sales strength came from multiple market sectors, including oil and gas, mining, metals, rail and aerospace. The Industrial Group also benefited from its Asian growth initiative, particularly in China where sales rose 30 percent over 2006.
     Industrial Group 2007 earnings before interest and taxes (EBIT) were a record $237.7 million, an increase of 18 percent over 2006. EBIT performance benefited from strong volume and pricing, which were partially offset by higher raw-material costs. The group also experienced higher manufacturing and logistics costs primarily associated with capacity additions and managing strong demand through constrained facilities, compared to the year-ago period.
     Sales in the fourth quarter of 2007 were $633.3 million, up 17 percent from the fourth quarter of 2006. The increase resulted from favorable pricing, currency and strong demand, especially from the oil and gas, mining, metals, rail and aerospace market sectors, which also drove strong distribution sales. In addition, sales benefited from the completion of the Purdy aerospace acquisition in the fourth quarter of 2007. EBIT in the fourth quarter was $71.4 million, up 63 percent from the prior-year period. The same factors impacting full-year Industrial results also affected fourth-quarter performance.
Automotive Group Results
     Sales for the Automotive Group were $1.5 billion in 2007, down 3 percent compared to the prior year. Excluding the divestment of the company’s steering business, 2007 Automotive Group sales grew 3 percent over 2006, benefiting from

The Timken Company

increased international sales, which were partially offset by lower heavy-truck demand in North America.
     The Automotive Group had a loss in 2007 of $70.3 million, a 5 percent improvement over 2006. Increased pricing, cost savings from ongoing restructuring efforts and lower warranty costs were partially offset by higher raw-material costs.
     In the fourth quarter, Automotive Group sales were $366.1 million, up 1 percent compared to the same period a year ago. Excluding the divestment of the company’s steering business, fourth-quarter Automotive Group sales were up 7 percent year over year, benefiting from improved demand and the impact of currency.
     The Automotive Group had a loss of $35.0 million in the fourth quarter of 2007, an improvement of 17 percent over the prior-year period. The same factors that impacted full-year Automotive Group results also affected fourth-quarter performance; however, the group’s fourth-quarter loss was more than expected primarily due to higher LIFO and raw-material costs.
     The company continues to pursue its pricing, portfolio management and restructuring initiatives, which are expected to improve performance in 2008.
Steel Group Results
     Sales for the Steel Group, including inter-segment sales, reached a record $1.6 billion in 2007, up 6 percent from 2006. Excluding divestment of the group’s European steel tube manufacturing operations earlier in 2007, sales increased 10 percent over 2006. Sales in 2007 benefited from strong demand in all market sectors, especially energy, as well as surcharges.
     EBIT for the year increased to a record $213.1 million, up 3 percent over 2006, driven by strong volumes in key market segments, higher prices and surcharges, partially offset by inflation in raw-material and manufacturing costs. 2007 performance also benefited from high levels of production, surpassing the previous year’s record.

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     Steel Group sales in the fourth quarter, including inter-segment sales, were $379.4 million, an increase of 6 percent from the prior-year period. Fourth-quarter EBIT was $42.7 million, up 8 percent compared to a year ago. The Steel Group benefited from the same factors during the fourth quarter that impacted the full year.
Outlook
     The company expects earnings per diluted share for 2008, excluding special items, to be $2.75 to $2.95 for the year and $0.70 to $0.80 for the first quarter, compared to $2.40 and $0.66, respectively, for the comparable periods in 2007. Global industrial demand is expected to remain strong in 2008 as additional capacity comes online in key growth markets. The company will continue to pursue pricing, portfolio management and better execution to improve operating results.
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Thursday, Jan. 31, 2008
11:00 a.m. Eastern Time

Live Dial-In:	800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 24733496

Replay Dial-In through Feb. 7, 2008:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors
About The Timken Company
     The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers to perform faster and more efficiently. With sales of $5.2 billion in 2007, operations in 26 countries and approximately 25,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations

The Timken Company

regarding the company’s financial performance, including the information under the heading “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the completion of the company’s financial statements for the fourth quarter and full year of 2007; fluctuations in raw-material and energy costs and the operation of the company’s surcharge mechanisms; the company’s ability to respond to the changes in its end markets, especially the North American automotive industry; changes in the financial health of the company’s customers; changes in the expected costs associated with product warranty claims; and the impact on operations of general economic conditions, higher raw-material and energy costs, fluctuations in customer demand and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including, without limitation, the implementation of its Automotive Group restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006, page 40, and in the company’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2007. The company undertakes no obligation to update or revise any forward-looking statement.
###

The Timken Company

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
(Thousands of U.S. dollars, except share data)	Q4 2007	Q4 2006	Full Year 07	Full Year 06	Q4 2007	Q4 2006	Full Year 07	Full Year 06

Net sales	$1,341,037	$1,230,921	$5,236,020	$4,973,365	$1,341,037	$1,230,921	$5,236,020	$4,973,365
Cost of products sold	1,078,280	1,014,810	4,150,911	3,949,795	1,078,280	1,014,810	4,150,911	3,949,795
Manufacturing rationalization/reorganization expenses — cost of products sold	3,330	7,076	31,275	18,476	—	—	—	—

Gross Profit	$259,427	$209,035	$1,053,834	$1,005,094	$262,757	$216,111	$1,085,109	$1,023,570
Selling, administrative & general expenses (SG&A)	180,095	170,222	692,037	671,425	180,095	170,222	692,037	671,425
Manufacturing rationalization/reorganization expenses — SG&A	415	3,180	3,246	5,917	—	—	—	—
Loss on divestitures	60	54,300	528	64,271	—	—	—	—
Impairment and restructuring	7,508	33,690	40,378	44,881	—	—	—	—

Operating Income	$71,349	($52,357)	$317,645	$218,600	$82,662	$45,889	$393,072	$352,145
Other (expense)	(2,235)	(2,715)	(12,988)	(14,234)	(2,235)	(2,715)	(12,988)	(14,234)
Special items — other income	9,884	92,220	13,239	94,650	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$78,998	$37,148	$317,896	$299,016	$80,427	$43,174	$380,084	$337,911
Interest expense, net	(10,753)	(10,633)	(35,639)	(44,782)	(10,753)	(10,633)	(35,639)	(44,782)

Income From Continuing Operations Before Income Taxes	$68,245	$26,515	$282,257	$254,234	$69,674	$32,541	$344,445	$293,129
Provision for income taxes	19,954	10,746	62,868	77,795	20,556	11,280	114,528	92,335

Income From Continuing Operations	$48,291	$15,769	$219,389	$176,439	$49,118	$21,261	$229,917	$200,794

Income from discontinued operations net of income taxes, special items (3)	—	12,849	665	12,849	—	—	—	—
Income from discontinued operations net of income taxes, other (3)	—	6,731	—	33,239	—	6,731	—	33,239

Net Income	$48,291	$35,349	$220,054	$222,527	$49,118	$27,992	$229,917	$234,033

Earnings Per Share — Continuing Operations	$0.51	$0.17	$2.32	$1.89	$0.52	$0.23	$2.43	$2.15
Earnings Per Share — Discontinued Operations	—	0.21	0.01	0.49	—	0.07	—	0.36

Earnings Per Share	$0.51	$0.38	$2.33	$2.38	$0.52	$0.30	$2.43	$2.51

Diluted Earnings Per Share — Continuing Operations	$0.50	$0.17	$2.29	$1.87	$0.51	$0.23	$2.40	$2.13
Diluted Earnings Per Share — Discontinued Operations	—	0.20	0.01	0.49	—	0.07	—	0.35

Diluted Earnings Per Share	$0.50	$0.37	$2.30	$2.36	$0.51	$0.30	$2.40	$2.48

Average Shares Outstanding	95,115,399	93,605,048	94,639,065	93,325,729	95,115,399	93,605,048	94,639,065	93,325,729
Average Shares Outstanding-assuming dilution	96,041,410	94,483,631	95,612,235	94,294,716	96,041,410	94,483,631	95,612,235	94,294,716

BUSINESS SEGMENTS	ADJUSTED (1)
(Thousands of U.S. dollars) (Unaudited)	Q4 2007	Q4 2006	Full Year 07	Full Year 06

Industrial Group
Net sales to external customers	$632,972	$539,099	$2,298,701	$2,072,495
Intersegment sales	358	632	1,811	1,998

Total net sales	$633,330	$539,731	$2,300,512	$2,074,493
Adjusted earnings before interest and taxes (EBIT) * (2)	$71,390	$43,777	$237,737	$201,334
Adjusted EBIT Margin (2)	11.3%	8.1%	10.3%	9.7%

Automotive Group
Net sales to external customers	$366,080	$361,751	$1,522,227	$1,573,034
Adjusted (loss) before interest and taxes (EBIT) * (2)	($34,982)	($42,319)	($70,260)	($73,696)
Adjusted EBIT (Loss) Margin (2)	-9.6%	-11.7%	-4.6%	-4.7%

Steel Group (3)
Net sales to external customers	$341,985	$330,071	$1,415,092	$1,327,836
Intersegment sales	37,448	27,869	146,514	144,424

Total net sales	$379,433	$357,940	$1,561,606	$1,472,260
Adjusted earnings before interest and taxes (EBIT) * (2)	$42,722	$39,523	$213,080	$206,691
Adjusted EBIT Margin (2)	11.3%	11.0%	13.6%	14.0%

*	Industrial Group, Automotive Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and other special charges and credits for all periods shown.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company’s business segments and EBIT disclosures are responsive to investors.

(3)	Discontinued Operations reflects the December 8, 2006 sale of Latrobe Steel. Steel Group Net sales and Adjusted EBIT have been changed to exclude Latrobe Steel for all periods. Income From Discontinued Operations Net of Income Taxes, Special Items includes the gain on sale. Income From Discontinued Operations Net of Income Taxes, Other includes prior activity of Timken Latrobe Steel in accordance with the sales agreement.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Thousands of U.S. Dollars) (Unaudited)	Dec 31, 2007	Dec 31, 2006
Short-term debt	$142,568	$50,453
Long-term debt	580,587	547,390

Total Debt	$723,155	$597,843
Less: Cash and cash equivalents	(30,144)	(101,072)

Net Debt	$693,011	$496,771

Shareholders’ equity	$1,960,669	$1,476,179

Ratio of Total Debt to Capital	26.9%	28.8%
Ratio of Net Debt to Capital (Leverage)	26.1%	25.2%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as total debt plus shareholder’s equity. Management believes Net Debt is more indicative of Timken’s financial position, due to the amount of cash and cash equivalents.

Reconciliation of GAAP net income and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Fourth Quarter				Full Year
	2007		2006		2007		2006

(Thousands of U.S. dollars, except share data) (Unaudited)	$	EPS (1)	$	EPS (1)	$	EPS	$	EPS (1)

Net income	$48,291	$0.50	$35,349	$0.37	$220,054	$2.30	$222,527	$2.36

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	3,330	0.03	7,076	0.07	31,275	0.33	18,476	0.20
Manufacturing rationalization/reorganization expenses — SG&A	415	—	3,180	0.03	3,246	0.03	5,917	0.06
Loss on divestiture	60	—	54,300	0.57	528	0.01	64,271	0.68
Impairment and restructuring	7,508	0.08	33,690	0.36	40,378	0.42	44,881	0.48
Special items — other (income)	(9,884)	(0.10)	(92,220)	(0.98)	(13,239)	(0.14)	(94,650)	(1.00)
Provision for income taxes (2)	(602)	(0.01)	(534)	(0.01)	(51,660)	(0.54)	(14,540)	(0.15)
Income from discontinued operations net of income taxes, special items (3)	—	—	(12,849)	(0.14)	(665)	(0.01)	(12,849)	(0.14)

Adjusted net income	$49,118	$0.51	$27,992	$0.30	$229,917	$2.40	$234,033	$2.48

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the tax effect of pre-tax special items on our effective tax rate, as well as the impact of discrete tax items recorded during the quarter or full year.

(3)	Discontinued Operations relates to the sale of Latrobe Steel on December 8, 2006.

Reconciliation of GAAP income from continuing operations and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted income from continuing operations and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Fourth Quarter				Full Year
	2007		2006		2007		2006

(Thousands of U.S. dollars, except share data) (Unaudited)	$	EPS (1)	$	EPS (1)	$	EPS	$	EPS (1)

Income from continuing operations	$48,291	$0.50	$15,769	$0.17	$219,389	$2.29	$176,439	$1.87

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	3,330	0.03	7,076	0.07	31,275	0.33	18,476	0.20
Manufacturing rationalization/reorganization expenses — SG&A	415	—	3,180	0.03	3,246	0.03	5,917	0.06
Loss on divestiture	60	—	54,300	0.57	528	0.01	64,271	0.68
Impairment and restructuring	7,508	0.08	33,690	0.36	40,378	0.42	44,881	0.48
Special items — other (income)	(9,884)	(0.10)	(92,220)	(0.98)	(13,239)	(0.14)	(94,650)	(1.00)
Provision for income taxes (2)	(602)	(0.01)	(534)	(0.01)	(51,660)	(0.54)	(14,540)	(0.15)

Adjusted income from continuing operations	$49,118	$0.51	$21,261	$0.23	$229,917	$2.40	$200,794	$2.13

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the tax effect of pre-tax special items on our effective tax rate, as well as the impact of discrete tax items recorded during the quarter or full year.
Reconciliation of Outlook Information.
Expected earnings per diluted share for the 2008 full year and first quarter exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/ reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. Management cannot predict whether the company will receive any additional payments under the CDSOA in 2008 and if so, in what amount.

CONDENSED CONSOLIDATED BALANCE SHEET	Dec 31	Dec 31
(Thousands of U.S. dollars) (Unaudited)	2007	2006

ASSETS
Cash & cash equivalents	$30,144	$101,072
Accounts receivable	748,483	$690,991
Inventories	1,087,712	952,310
Deferred income taxes	69,137	85,576
Other current assets	109,775	80,359

Total Current Assets	$2,045,251	$1,910,308
Property, plant & equipment	1,722,081	1,601,559
Goodwill	271,784	201,899
Other assets	340,121	313,345

Total Assets	$4,379,237	$4,027,111

LIABILITIES
Accounts payable & other liabilities	$528,052	$501,880
Short-term debt	142,568	50,453
Income taxes	21,787	53,406
Accrued expenses	212,015	225,409

Total Current Liabilities	$904,422	$831,148
Long-term debt	580,587	547,390
Accrued pension cost	169,365	410,438
Accrued postretirement benefits cost	662,379	682,934
Other non-current liabilities	101,815	79,022

Total Liabilities	$2,418,568	$2,550,932

SHAREHOLDERS’ EQUITY	1,960,669	1,476,179

Total Liabilities and Shareholders’ Equity	$4,379,237	$4,027,111

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended		For the twelve months ended
	Dec 31	Dec 31	Dec 31	Dec 31
(Thousands of U.S. dollars) (Unaudited)	2007	2006	2007	2006

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$48,291	$35,349	$220,054	$222,527
Earnings from discontinued operations	—	(19,580)	(665)	(46,088)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,758	51,466	218,353	196,592
Pension and other postretirement expense	31,300	51,026	122,092	167,292
Pension and other postretirement benefit payments	(13,904)	(127,103)	(152,888)	(316,409)
Accounts receivable	24,193	9,343	(15,744)	(5,987)
Inventories	(9,420)	58,829	(44,186)	(6,743)
Accounts payable and accrued expenses	14,397	31,045	(30,770)	9,097
Income taxes	(7,168)	4,542	16,083	5,420
Other	5,042	67,113	3,674	66,924

Net Cash Provided by Operating Ativities — Continuing Operations	$150,489	$162,030	$336,003	$292,625
Net Cash Provided by Operating Activities — Discontinued Operations	0	2,548	665	44,303

Net Cash Provided by Operating Activities	$150,489	$164,578	$336,668	$336,928
INVESTING ACTIVITIES
Capital expenditures	($117,547)	($120,870)	($313,921)	($296,093)
Other	8,178	118	21,075	6,285
Divestments	—	206,039	698	203,316
Acquisitions	(202,899)	(13,654)	(204,422)	(17,953)

Net Cash (Used) Provided by Investing Activities — Continuing Operations	($312,268)	$71,633	($496,570)	($104,445)
Net Cash (Used) by Investing Activities — Dicontinued Operations	0	(22,218)	0	(26,423)

Net Cash (Used) Provided by Investing Activities	($312,268)	$49,415	($496,570)	($130,868)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	($16,284)	($15,061)	($62,966)	($58,231)
Net proceeds from common share activity	817	897	37,804	22,963
Net borrowings (payments) on credit facilities	119,100	(156,564)	104,241	(141,442)

Net Cash Provided (Used) by Financing Activities — Continuing Operations	$103,633	($170,728)	$79,079	($176,710)
Net Cash Provided (Used) by Financing Activities	$103,633	($170,728)	$79,079	($176,710)
Effect of exchange rate changes on cash	$523	$3,738	$9,895	$6,305
(Decrease) Increase in Cash and Cash Equivalents	(57,623)	47,003	(70,928)	35,655
Cash and Cash Equivalents at Beginning of Period	$87,767	$54,069	$101,072	$65,417

Cash and Cash Equivalents at End of Period	$30,144	$101,072	$30,144	$101,072